                                              -------------------------------
                                                       OMB APPROVAL
                                                OMB NUMBER:       3235-0145
                   UNITED STATES                EXPIRES:    DECEMBER 31,1991
         SECURITIES AND EXCHANGE COMMISSION     ESTIMATED AVERAGE BURDEN
              WASHINGTON, D.C.  20549           HOURS PER RESPONSE ... 14.90
                                              -------------------------------


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No. _1__)*


                             Whirlpool Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   963320106
                   --------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 4 PAGES
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-----------------------                                  ---------------------
  CUSIP NO. 963320106               13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dodge & Cox                            94-1441976

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California - U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            4,480,178

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          54,900
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          4,974,678

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,974,678
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 4 PAGES
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Item 1(a)      Name of Issuer:
               --------------
               Whirlpool Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               2000 North M-63
               Benton Harbor, MI 49022-2692

Item 2(a)      Name of Person Filing:
               ---------------------

               Dodge & Cox

Item 2(b)      Address of Principal Business Office:
               ------------------------------------
               One Sansome St., 35/th/ Floor
               San Francisco, CA 94104

Item 2(c)      Citizenship:
               -----------

               California - U.S.A.

Item 2(d)      Title of Class of Securities:
               ----------------------------
               Common

Item 2(e)      CUSIP Number:
               ------------

               963320106

Item 3. This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) and the person filing is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4.        Ownership.
               ---------
               (a)  Amount Beneficially Owned:
                    -------------------------
                    4,974,678

               (b)  Percent of Class:
                    ----------------
                    6.5%

                               PAGE 3 OF 4 PAGES

                 (c)   Number of shares as to which each person has:
                       --------------------------------------------

                   (i) sole power to vote or to direct the vote: 4,480,178


                  (ii) shared power to vote or to direct the vote: 54,900

                 (iii) sole power to dispose or to direct the disposition
                       of: 4,974,678

                  (iv) shared power to dispose or to direct the disposition
                       of: -0-

Item 5.        Ownership of Five Percent or Less of a Class:
               --------------------------------------------
               Not applicable.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
               ---------------------------------------------------------------

               Securities reported on this Schedule 13G are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company.
               -------
               Not applicable.

Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------
               Not applicable.

Item 9.        Notice of Dissolution of a Group:
               --------------------------------
               Not applicable.

Item 10.       Certification:
               -------------
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1999

                                             DODGE & COX

                                             By: /s/ W. Timothy Ryan
                                                --------------------------------
                                             Name: W. Timothy Ryan
                                                  ------------------------------
                                             Title: Senior Vice President
                                                   -----------------------------

                               Page 4 OF 4 PAGES